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                                                                  Exhibit (d)(6)

SSgA Funds Management, Inc.
Two International Place
Boston, MA 02110

Ladies and Gentlemen:

     Reference is made to the Investment Advisory Agreement between us dated May 1, 2001 (the "Agreement").

     Pursuant to the Agreement, this letter is to provide notice of the creation of two additional portfolios of the State Street Master Funds (the "Trust"), namely the State Street Money Market Portfolio and the State Street U.S. Government Money Market Portfolio (the "New Portfolios").

     We request that you act as Investment Advisor under the Agreement with respect to the New Portfolios. As compensation for such services, you shall be entitled to receive from the New Portfolios the annual fee reflected on the amended fee schedule to the Agreement, which is attached hereto. By your signature below, you agree that the attached fee schedule shall amend and replace the current fee schedule attached to the Agreement.

     Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to the Trust and retaining one copy for your records.

                                        Very truly yours,

                                        State Street Master Funds


                                        By: /s/ Kathleen Cuocolo
                                            ------------------------------------


                                        Accepted:

                                        SSgA Funds Management, Inc.


                                        By: /s/ Agustine J. Fleites
                                            ------------------------------------

February 14, 2002